NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Orchard Brands
Sarah Bochynski – Media
978-922-2040, ext. 1358

ALLIANCE DATA SIGNS NEW LONG-TERM PRIVATE LABEL CREDIT AGREEMENT WITH ORCHARD BRANDS

Program to Help Catalog and Web Retailers Improve Incremental Sales and Customer Loyalty

DALLAS, August 27, 2008 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a new long-term agreement with Orchard Brands, a portfolio company of Golden Gate Capital, to provide fully integrated private label credit services for specialty catalog brands, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company and Coward Shoes. According to public documents filed by Charming Shoppes, the women’s apparel specialty catalogs generated approximately $280 million in sales in 2007.

Orchard Brands, a leading, multi-channel marketer of apparel and home products with more than $1 billion in revenues, focuses on the rapidly growing segment of women and men over fifty-five. Orchard Brands also owns Blair Corporation, a top-ten private label credit program client of Alliance Data.

Under terms of the agreement, Alliance Data will provide a full suite of integrated credit services for both the catalog and online channels, including account acquisition and activation, receivables funding, card authorization, card issuance, statement generation, marketing services, remittance processing, and customer service functions.

Today’s announcement is in conjunction with an earlier announcement made Monday August 25, 2008 by Charming Shoppes that they had entered an agreement for the sale of these specialty catalogs to Orchard Brands and an agreement for the sale of certain related credit card receivables to Alliance Data. Under the agreement with Charming Shoppes, Alliance Data will purchase the private label portfolio at par for approximately $40 million. The transaction is expected to close before January 31, 2009.

“Alliance Data’s retail experience, multi-channel expertise and integrated private label programs will help grow our newly acquired specialty catalog brands,” said Neale Attenborough, chairman and chief executive officer of Orchard Brands, “Our commitment to delivering superior service to the fast-growing segment of customers fifty-five and over, combined with Alliance Data’s ability to enhance customer loyalty through their private label credit card programs makes for an exciting partnership.”

“We are very proud to further expand our partnership with Orchard Brands to include their newly acquired brands Old Pueblo Traders, Bedford Fair, Willow Ridge and the other great catalogs,” said Ivan Szeftel, president of Alliance Data’s Retail Services. “Orchard Brands’ commitment to delivering the best quality and outstanding customer service to a rapidly growing customer segment is unequalled. We look forward to helping facilitate Orchard Brands’ continued success as a leading multi-channel marketer of quality apparel and home products.”

About Orchard Brands

A portfolio company of Golden Gate Capital, Orchard Brands is a leading multi-channel marketer of apparel and home products focused on serving the needs of the rapidly growing market segment of women and men above the age of fifty-five. With more than $1 million of revenues, Orchard Brands provides quality products to consumers through the direct channels of catalog, Internet and retail, with a relentless focus on delivering superior service. Orchard Brands consists of the brands Appleseed’s, Blair, Draper’s & Damon’s, Gold Violin, Haband, Norm Thompson, Sahalie, Solutions, Tog Shop and WinterSilks.

.About Charming Shoppes, Inc.

At August 2, 2008, Charming Shoppes, Inc. operated 2,359 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET® and PETITE SOPHISTICATE OUTLET®. Additionally, the Company operates the following direct-to-consumer titles: Lane Bryant Woman ™, Figi’s®, and shoetrader.com.

About Alliance Data

Alliance Data (NYSE:  ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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